Exhibit 11


                   LUNAR CORPORATION AND SUBSIDIARIES
          Statement Regarding Computation of Earnings Per Share
                               (Unaudited)


                               Three months ended        Six months ended
                            December 31,December 31, December 31,December 31,
                                1996        1995         1996        1995
                              ----------  ----------   ----------  ----------
Net income                    $4,545,488  $2,243,788   $7,446,450  $3,571,530
                              ==========  ==========   ==========  ==========
Weighted average shares outstanding
                               8,555,430   8,093,978    8,534,661   8,046,246

Stock options calculated according
 to the treasury stock method
                                 520,886     747,306      539,120     736,788
                              ----------  ----------   ----------  ----------
Weighted average number of common
 and common-equivalent shares
 outstanding                   9,076,316   8,841,284    9,073,781   8,783,034
                              ==========  ==========   ==========  ==========
Net income per common and
 common-equivalent shares          $0.50       $0.25        $0.82       $0.41
                                   =====       =====        =====       =====